Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2023 SECOND QUARTER RESULTS

Net Sales Decreased 17% and Diluted EPS Decreased 63% to $1.09

Organic Net Sales1 Decreased 11% and Adjusted Diluted EPS Fell 44% in Constant Currency

Exceeded Adjusted Diluted EPS Outlook Despite Incremental External Headwinds

Lowering Second Half Outlook Amid Volatility in Travel Retail

New York, February 2, 2023 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $4.62 billion for its second quarter ended December 31, 2022, a decline of 17% from $5.54 billion in the prior-year period, including negative impacts from foreign currency. Organic net sales fell 11%. In the fiscal 2023 second quarter, the evolution of the COVID-19 environment, including restrictions in mainland China and the rising number of COVID cases (collectively “COVID-related impacts”), led to stronger headwinds as the quarter progressed. As a result, tourism and product shipments to Hainan remained largely curtailed and traffic in brick-and-mortar in the rest of China was limited. These challenges were partially offset by broad-based strong organic net sales growth across developed and emerging markets globally. Organic net sales benefited from continued double-digit growth in Fragrance as well as strong holiday offerings and performance during the 11.11 Global Shopping Festival.

The Company reported net earnings of $0.39 billion, compared with net earnings of $1.09 billion in the prior-year period2. Diluted net earnings per common share was $1.09, compared with $2.97 reported in the prior-year period, including the impacts of other intangible asset impairments. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted net earnings per common share declined 49% to $1.54, decreasing 44% in constant currency, better than the Company’s expectations. These declines include a negative impact of 4% from certain foreign currency transactions in key international travel retail locations.

Fabrizio Freda, President and Chief Executive Officer said, “We delivered on our expectations for the second quarter of fiscal 2023, despite the incremental pressure of COVID-19 in China in December. Many developed and emerging markets around the world outperformed to realize our organic sales growth outlook and, given disciplined expense management and moderation of the stronger U.S. dollar, we exceeded our adjusted diluted EPS outlook. Fragrance excelled globally, while Makeup prospered in a great number of markets, as our brands are realizing the promise of the category’s renaissance as usage occasions resume.
1Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.
2Net earnings attributable to The Estée Lauder Companies Inc. which excludes net loss (earnings) attributable to redeemable noncontrolling interests for the second fiscal quarter of fiscal 2023 and fiscal 2022 and noncontrolling interests for the second quarter of fiscal 2022.

For fiscal 2023, we are lowering our outlook given the November and December disruption to travel and staffing levels in Hainan that slowed the expected normalization of inventory and the recently-announced potential roll-back of COVID-related supportive measures in Korea duty free. Together, these are creating a near-term, transitory pressure to our travel retail business. In the third quarter, this is more than offsetting the initial positive impact from the resumption of international travel by Chinese consumers, as well as favorable trends from our second quarter results, including outstanding performance across many developed markets in Western Europe and Asia/Pacific, as well as many emerging markets globally, and a less onerous currency environment. All told, our return to growth has shifted to the fourth quarter. We remain focused on investing in our brands, including for innovation, advertising, and entry into new countries, among others, to fuel our multiple engines of growth strategy.”

Freda concluded, “We are encouraged by both our strong momentum in numerous markets globally and improving macro trends. Moreover, so far this fiscal year, we have made exciting progress on several strategic initiatives to drive growth and resiliency in our business, with the opening of our China Innovation Labs as well as our first-ever manufacturing facility in Asia/Pacific, and with our deal to acquire Tom Ford, to name just a few. We have great confidence that we will emerge from this year even better positioned to realize the long-term growth opportunities of global prestige beauty.”

Business Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment through the first half of fiscal 2023, including the COVID-related impacts, affecting Asia travel retail, particularly Hainan, and retail traffic in mainland China. In Asia travel retail, these challenges led to prolonged store closures as well as the curtailment of travel and caused the tightening of inventory by certain retailers who had previously placed orders in anticipation of the return of travel that was since delayed.

During the first half of fiscal 2023, the Company’s business was also negatively impacted by the strong U.S. dollar, along with inflationary pressures and recession concerns, which caused certain retailers in the United States to tighten inventory. While the Company’s monthly retail trends improved sequentially during the fiscal 2023 second quarter in the United States, the pace was slower than anticipated resulting in lower replenishment orders compared to the prior-year period.

Fiscal 2023 Second Quarter Results
Product category and geographic region net sales commentary reflect organic performance.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended December 31, 2022(3)
As Reported - GAAP(1)	(17)%

Organic, Non-GAAP(2)	(11)%
Impact of the license terminations related to certain of the Company’s designer fragrances	(1)
Impact of foreign currency translation	(5)
Returns associated with restructuring and other activities	—
As Reported - GAAP(1)	(17)%

(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

(3)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	December 31
	2022	2021	Growth
As Reported EPS - GAAP(1)	$1.09	$2.97	(63)%

Non-GAAP
Restructuring and other charges	.02	.03
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	(.01)	.01
Other intangible asset impairments	.44	—
Adjusted EPS - Non-GAAP	$1.54	$3.01	(49)%
Impact of foreign currency translation on earnings per share	.15
Adjusted Constant Currency EPS - Non-GAAP	$1.69	$3.01	(44)%

(1)Includes restructuring and other charges and adjustments

Net sales and operating income in the Company’s product categories and regions were unfavorably impacted by a stronger U.S. dollar in relation to most currencies. Reported net sales was negatively impacted by 5% of foreign currency translation, with negative impacts in Asia/Pacific and Europe, the Middle East & Africa of 10% and 4%, respectively. In addition, reported and organic net sales was negatively impacted by 1% from foreign currency transactions in key international travel retail locations, with a negative impact in Europe, the Middle East & Africa of 3%.

Total reported operating income was $0.56 billion, a 61% decrease from $1.42 billion in the prior-year period. In constant currency, adjusted operating income decreased 42%, primarily reflecting lower net sales, and excludes the following items:
•Fiscal 2023 second quarter: $207 million of other intangible asset impairments related to Dr.Jart+, Too Faced and Smashbox, combined, as well as $5 million restructuring and other charges and adjustments
•Fiscal 2022 second quarter: $17 million of restructuring and other charges and adjustments
•The unfavorable impact of foreign currency translation of $68 million

Results by Product Category (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
Skin Care	$2,382	$3,159	(25)%	(20)%	$421	$1,082	(61)%
Makeup	1,268	1,386	(9)	(3)	(37)	130	(100+)
Fragrance	775	799	(3)	3	177	210	(16)
Hair Care	182	180	1	4	5	8	(38)
Other	14	16	(13)	—	(1)	3	(100+)
Subtotal	$4,621	$5,540	(17)%	(11)%	$565	$1,433	(61)%
Returns/charges associated with restructuring and other activities	(1)	(1)			(9)	(15)
Total	$4,620	$5,539	(17)%	(12)%	$556	$1,418	(61)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended December 31 2022 vs. 2021(2)
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
Skin Care	(20)%	—%	(5)%	(25)%
Makeup	(3)	—	(5)	(9)
Fragrance	12	(9)	(6)	(3)
Hair Care	4	—	(3)	1
Other	(6)	6	(13)	(13)
Subtotal	(11)%	(1)%	(5)%	(17)%
Returns associated with restructuring and other activities				—
Total	(11)%	(1)%	(5)%	(17)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

(2)Percentages are calculated on an individual basis

Skin Care
•Skin Care net sales declined 20%, primarily reflecting the challenges of the prolonged COVID-related impacts, including both the anticipated tightening of inventory by certain retailers in Asia travel retail and limited retail traffic in mainland China. Lower replenishment orders in the United States also negatively impacted the category’s growth. Net sales growth from The Ordinary and Bobbi Brown was offset by declines from Estée Lauder, La Mer, Dr.Jart+ and Clinique.
•Net sales from Estée Lauder, La Mer, Dr.Jart+ and Clinique declined, reflecting the aforementioned Skin Care challenges.
•Net sales from The Ordinary grew double digits across every region, reflecting growth in hero products, successful innovation, such as New! Multi-Peptide Lash & Brow Serum and increased productive distribution.

•Hero products, including Soothing Cleansing Oil and Vitamin Enriched Face Base, drove net sales growth from Bobbi Brown.
•Skin Care operating income decreased, reflecting the decline in net sales and an other intangible asset impairment of $100 million related to Dr.Jart+, partially offset by disciplined expense management.

Makeup
•Makeup net sales decreased 3%, primarily reflecting the ongoing COVID-related impacts affecting Asia travel retail and mainland China, partially offset by the progression of the makeup renaissance as usage occasions increased in many other markets. Net sales growth from M·A·C and Clinique was offset by declines from Estée Lauder and Tom Ford Beauty.
•Net sales from Estée Lauder and Tom Ford Beauty were negatively impacted by the decline in retail traffic and travel due to the ongoing COVID-related impacts.
•M·A·C double-digit net sales growth reflected continued success from hero products, such as Studio Fix foundation, and recent launches, including Powder Kiss Velvet Blur Slim Stick lipstick, as well as strong 11.11 Global Shopping Festival performance and holiday demand. The increase in net sales also reflected the expected benefit from changes to the brand’s take back loyalty program made in the fiscal 2023 second quarter.
•The continued success of Almost Lipstick in Black Honey continues to drive net sales growth from Clinique. Strength from the concealer and eye subcategories also contributed to growth.
•Net sales grew double digits in most countries in Europe, the Middle East & Africa, Asia/Pacific and Latin America as they continued to reopen and evolve in recovery.
•Makeup operating income decreased, primarily reflecting $107 million of other intangible asset impairments relating to Too Faced and Smashbox, combined, and lower net sales, partially offset by disciplined expense management.

Fragrance
•Net sales grew in every region, driven primarily by growth from Estée Lauder, Le Labo and Tom Ford Beauty.
•The license terminations related to certain of the Company’s designer fragrances was dilutive to reported net sales growth by approximately 9 percentage points.
•Estée Lauder net sales grew double digits, driven primarily by strong holiday demand for the Beautiful franchise line of products, such as Beautiful Magnolia Intense.
•Net sales from Le Labo rose strong double digits, reflecting growth in every region due to the continued consumer demand for the brand’s artisanal offerings, robust holiday performance and targeted expanded consumer reach.
•Tom Ford Beauty net sales grew double digits, fueled by growth in existing hero franchises like Oud Wood and Ombre Leather and recent launches, such as Noir Extreme Parfum.
•Fragrance operating income decreased, driven primarily by strategic investments to support brick-and-mortar recovery and the expansion of freestanding stores, as well as investments in advertising and promotional activity to support holiday.

Hair Care
•Hair Care net sales rose 4%, reflecting growth from both The Ordinary, due to the recent launch of the brand’s hair care products, and Aveda.

•Aveda’s net sales growth reflected strength in Europe, the Middle East & Africa, the launch of the brand in mainland China and strong performance during holiday and key shopping moments.
•Hair Care operating results decreased, reflecting strategic investments to support innovation and Aveda’s launch in mainland China, partially offset by higher net sales.

Results by Geographic Region (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
The Americas	$1,235	$1,300	(5)%	(6)%	$(85)	$382	(100+)%
Europe, the Middle East & Africa	1,816	2,338	(22)	(18)	409	620	(34)
Asia/Pacific	1,570	1,902	(17)	(8)	241	431	(44)
Subtotal	$4,621	$5,540	(17)%	(11)%	$565	$1,433	(61)%
Returns/charges associated with restructuring and other activities	(1)	(1)			(9)	(15)
Total	$4,620	$5,539	(17)%	(12)%	$556	$1,418	(61)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended December 31 2022 vs. 2021(2)
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
The Americas	(3)%	(2)%	1%	(5)%
Europe, the Middle East & Africa	(17)	(1)	(4)	(22)
Asia/Pacific	(7)	—	(10)	(17)
Subtotal	(11)%	(1)%	(5)%	(17)%
Returns associated with restructuring and other activities				—
Total	(11)%	(1)%	(5)%	(17)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

(2)Percentages are calculated on an individual basis

The Americas
•Net sales declined 3%, driven by the negative impact from lower replenishment orders in the United States primarily impacting the Skin Care category. Conversely, net sales grew in both the Fragrance and Makeup categories.
•The license terminations related to certain of the Company’s designer fragrances contributed approximately 2 percentage points to the decline in reported net sales.
•In Latin America, net sales rose double digits, fueled by growth in the Makeup and Fragrance categories.

•Operating income in The Americas decreased, primarily reflecting lower intercompany royalty income due to the decline in income from the Company’s travel retail business, other intangible asset impairments of $107 million relating to Too Faced and Smashbox, combined, and the decline in net sales.

Europe, the Middle East & Africa
•Net sales declined 17%, primarily due to the ongoing COVID-related impacts, affecting Asia travel retail.
•The license terminations related to certain of the Company’s designer fragrances contributed approximately 1 percentage point to the decline in reported net sales.
•Global travel retail net sales decreased double digits, reflecting the ongoing COVID-related impacts that led to reduced travel in Asia, particularly to Hainan. Travel retail net sales grew in Europe, the Middle East & Africa and The Americas, benefiting from an increase in professional and personal travel compared to the prior-year period.
•Net sales in the United Kingdom grew mid-single-digits, powered by the progression of the makeup renaissance as usage occasions returned, as well as strong growth in Fragrance and Skin Care.
•Net sales from most emerging markets in the region increased double digits, led by India and Turkey, driven by growth in the Makeup category. Developed markets also grew, led by France, Spain and Italy.
•Operating income decreased, driven by the decline in net sales, partially offset by a lower intercompany royalty expense due to the decline in income from the Company’s travel retail business and disciplined expense management.

Asia/Pacific
•Net sales declined 7%, due to the ongoing COVID-related impacts affecting brick-and-mortar in Greater China and Dr.Jart+ travel retail in Korea.
•In other markets in Asia/Pacific, COVID recovery drove strong net sales growth in most countries, led by Japan, Australia, Malaysia and the Philippines. In Korea, double-digit growth from most brands was more than offset by the decline from Dr.Jart+’s travel retail business.
•Fragrance and Hair Care net sales grew double digits in the region.
•Operating income decreased, driven by the decline in net sales and an other intangible asset impairment of $100 million related to Dr.Jart+, partially offset by disciplined expense management.

Six-Months Results
•For the six months ended December 31, 2022, the Company reported net sales of $8.55 billion, a 14% decrease compared with $9.93 billion in the prior-year period. Organic net sales decreased 8%.
•Net earnings3 were $0.88 billion, and diluted earnings per share was $2.45. In the prior year six months, the Company reported net earnings of $1.78 billion and diluted earnings per share of $4.85.

3 Net earnings attributable to The Estée Lauder Companies Inc. which excludes net (earnings) attributable to redeemable noncontrolling interests for the six months ended December 31, 2022 and noncontrolling interests for the six months ended December 31, 2021.

•During the six-months ended December 31, 2022, the Company recorded restructuring and other charges, other intangible asset impairments, and change in fair value of acquisition-related stock options, that, combined, resulted in an unfavorable impact of $219 million ($167 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.46 per diluted share, as detailed on page 16. The prior-year period results include restructuring and other charges, change in fair value of acquisition-related stock options, and other income related to a gain on previously held equity investment in Deciem Beauty Group Inc. that, combined, resulted in a favorable impact of $22 million ($18 million after tax), equal to $.05 per diluted share.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the six months ended December 31, 2022 was $2.91, and declined 36% in constant currency. For the six months ended December 31, 2022, the unfavorable impact of foreign currency translation on diluted net earnings per common share was $.22.

Cash Flows
•For the six months ended December 31, 2022, net cash flows provided by operating activities were $0.75 billion, compared with $1.85 billion in the prior-year period. This reflects lower earnings before taxes, excluding non-cash items, and the negative impact from changes in working capital, primarily accounts payable, due to the timing of payments.
•Capital Expenditures decreased to $419 million compared to $459 million last year, primarily reflecting timing of investments.
•The Company ended the quarter with $3.73 billion in cash and cash equivalents after returning $0.71 billion cash to stockholders through dividends and share repurchases.
•In November 2022, the Company announced it signed an agreement to acquire the TOM FORD brand. The transaction is expected to be completed in the fiscal 2023 fourth quarter and to be funded through a combination of cash, debt and deferred payments to the sellers.

Outlook for Fiscal 2023 Third Quarter and Full Year
The Company expects the remainder of the fiscal year to be volatile, including risks associated with the uncertain pace of recovery of consumers in travel retail, and pressured by the ongoing disruptions due to the evolving COVID-19 environment, inflation, supply chain disruptions, and the risk of a slowdown in certain markets globally.

The Company remains optimistic about the prospects and future growth in global prestige beauty and plans to invest in its business during this difficult environment to support share gains and long-term growth, including investments in advertising, innovation, its innovation center in Shanghai and its manufacturing facility in Japan. In the near-term, these investments will have a greater impact to diluted net earnings per common share due to the expected decline in net sales. With multiple engines of growth across regions, brands, product categories and channels, the Company is well-positioned to drive diversified long-term growth across its portfolio.

The second half outlook reflects the following assumptions and expectations:
•A shift in the return to growth in Asia Travel Retail and mainland China from the fiscal 2023 third quarter to the fourth quarter, reflecting:
◦The normalization of inventory levels in Hainan, given the disruptions from the COVID-related impacts in November and December.

◦The transitory pressure to the Company’s travel retail business with its Korean duty free retailers due to the potential roll-back of temporary COVID-related government supportive measures in Korea duty free.
◦An acceleration of retail sales in the fourth quarter of fiscal 2023 in travel retail, primarily due to the resumption of outbound Chinese traveling consumers.
◦A moderate return to net sales growth in mainland China, given the disruption from the COVID-related impacts in November and December that slowed expected brick-and-mortar retail traffic in the second quarter and is continuing to dampen traffic in the third quarter.
•Increased productive distribution throughout the year to retailers that provide new consumer reach and continued strategic entry into new countries for some of the Company’s brands.
•The mitigation of most inflationary pressures through strategic price increases, mix optimization and cost savings in other areas.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•Full-year effective tax rate of approximately 25.5%.

The full year outlook does not reflect the net sales and the slight dilution to earnings per share from the acquisition of the TOM FORD brand that is expected to be completed in the fiscal 2023 fourth quarter.

The Company is mindful of ongoing risks related to the COVID-19 pandemic as well as risks related to the effects of the global macro environment, including the risk of recession; foreign currency volatility; increasing inflationary pressures; supply chain disruptions; social and political issues; regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and consumer behaviors.

Third Quarter Fiscal 2023

Sales Outlook
•Reported net sales are forecasted to decrease between 14% and 12% versus the prior-year period. This range includes:
◦A shift in the return to growth in Asia Travel Retail and mainland China, as detailed above.
◦A negative 3% due to foreign currency translation.
◦The negative impact of 1% from the termination of the Company’s license agreements for the Donna Karan New York, DKNY, Michael Kors, Tommy Hilfiger and Ermenegildo Zegna product lines effective June 30, 2022.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to decrease between 10% and 8%.

Earnings per Share Outlook

•Reported diluted net earnings per common share are projected to be between $.32 and $.43. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $.37 and $.47.
•Adjusted diluted earnings per common share are expected to decrease between 79% and 73% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using December 30, 2022 spot rates for the third quarter of fiscal 2023:
◦The negative foreign currency translation impact equates to about $.04 of diluted earnings per share.
◦As reported and adjusted diluted earnings per share in constant currency are expected to be negatively impacted 1% from certain foreign currency transactions in key international travel retail locations.

Full Year Fiscal 2023

Sales Outlook
•Reported net sales are forecasted to decrease between 7% and 5% versus the prior-year period. This range includes:
◦A shift in the return to growth in Asia Travel Retail and mainland China, as detailed above.
◦A negative 4% due to foreign currency translation, as well as an additional 1% due to certain foreign currency transactions in key international travel retail locations.
◦The negative impact of 1% from the termination of the Company’s license agreements for the Donna Karan New York, DKNY, Michael Kors, Tommy Hilfiger and Ermenegildo Zegna product lines effective June 30, 2022.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to be down 2% to flat. This includes the negative impact related to foreign currency transactions, noted above.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $4.25 and $4.44. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $4.87 and $5.02.
•Adjusted diluted earnings per common share are expected to decrease between 29% and 27% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using December 30, 2022 spot rates for fiscal 2023:
◦The negative foreign currency translation impact equates to about $.29 of diluted earnings per share.
◦As reported and adjusted diluted earnings per share in constant currency are expected to be negatively impacted by 4% from certain foreign currency transactions in key international travel retail locations.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	March 31, 2023(F)	June 30, 2023(F)
As Reported - GAAP(1)	(14%) - (12%)	(7%) - (5%)

Organic, Non-GAAP(2)	(10%) - (8%)	(2%) - 0%
Impact of the license terminations related to certain of the Company’s designer fragrances	(1)	(1)
Impact of foreign currency translation	(3)	(4)
Returns associated with restructuring and other activities	—	—
As Reported - GAAP(1)	(14%) - (12%)	(7%) - (5%)
(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of already announced acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	March 31			June 30
	2023(F)	2022	Growth	2023(F)	2022	Variance
Forecasted/As Reported EPS - GAAP(1)	$0.32 - $0.43	$1.53	(79%) - (72%)	$4.25 - $4.44	$6.55	(35%) - (32%)

Non-GAAP
Restructuring and other charges	.04 - .05	.05		.15 - .19	.31
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	(.13)		(.01)	(.12)
Other intangible asset impairments	—	.45		.44	.50
Forecasted/Adjusted EPS - Non-GAAP	$0.37 - $0.47	$1.90	(81%) - (75%)	$4.87 - $5.02	$7.24	(33%) - (31%)
Impact of foreign currency translation	.04			.29
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$0.41 - $0.51	$1.90	(79%) - (73%)	$5.16 - $5.31	$7.24	(29%) - (27%)
(1)Includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 2, 2023 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 7167229). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to the Company’s global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD BEAUTY, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions, except per share data)	2022	2021		2022	2021
Net sales(A)	$4,620	$5,539	(17)%	$8,550	$9,931	(14)%
Cost of sales(A)	1,219	1,223	—	2,242	2,280	(2)
Gross profit	3,401	4,316	(21)	6,308	7,651	(18)
Gross margin	73.6%	77.9%		73.8%	77.0%

Operating expenses
Selling, general and administrative(B)	2,630	2,885	(9)	4,874	5,279	(8)
Restructuring and other charges(A)	8	13	(38)	10	19	(47)
Impairment of other intangible assets(C)	207	—	100	207	—	100
Total operating expenses	2,845	2,898	(2)	5,091	5,298	(4)
Operating expense margin	61.6%	52.3%		59.5%	53.3%

Operating income	556	1,418	(61)	1,217	2,353	(48)
Operating income margin	12.0%	25.6%		14.2%	23.7%

Interest expense	52	42	24	98	84	17
Interest income and investment income, net	26	10	100+	41	14	100+
Other components of net periodic benefit cost	(2)	(2)	—	(5)	(1)	(100+)
Other income	—	—	—	—	1	(100)
Earnings before income taxes	532	1,388	(62)	1,165	2,285	(49)
Provision for income taxes	135	298	(55)	278	500	(44)
Net earnings	397	1,090	(64)	887	1,785	(50)
Net earnings attributable to noncontrolling interests	—	(4)	100	—	(5)	100
Net loss (earnings) attributable to redeemable noncontrolling interest	(3)	2	(100+)	(4)	—	(100)
Net earnings attributable to The Estée Lauder Companies Inc.	$394	$1,088	(64)%	$883	$1,780	(50)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$1.10	$3.02	(64)%	$2.47	$4.93	(50)%
Diluted	$1.09	$2.97	(63)%	$2.45	$4.85	(50)%

Weighted-average common shares outstanding
Basic	357.7	360.6		357.8	361.4
Diluted	360.4	366.0		360.9	367.0

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It is expected to further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company approved specific initiatives under the PCBA Program through fiscal 2022 and expects to substantially complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $500 million and $515 million, before taxes.

(B)For the three and six months ended December 31, 2022, the Company recorded $(4) million ($(4) million, less the portion attributable to redeemable noncontrolling interest and net of tax) and $(3) million ($(3) million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of income related to the change in fair value of acquisition-related stock options related to DECIEM, and recorded $2 million ($2 million, less the portion attributable to redeemable noncontrolling interest and net of tax) for the three and six months ended December 31, 2021.

(C)During the fiscal 2023 second quarter, given the lower-than-expected results in the overall business, the Company made revisions to the internal forecasts relating to its Smashbox reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. The remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $21 million reducing the carrying value to zero.

During the fiscal 2023 second quarter, the Dr.Jart+ reporting unit experienced lower-than-expected growth within key geographic regions and channels that continue to be impacted by the spread of COVID-19 variants, resurgence in cases, and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the reporting unit. In addition, due to macro-economic factors, Dr.Jart+ has experienced lower-than-expected growth within key geographic regions. The Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels coupled with delays in future international expansion to areas that continue to be impacted by COVID-19. As a result, the Company made revisions to the internal forecasts relating to its Dr.Jart+ and Too Faced reporting units. Additionally, there were increases in the weighted average cost of capital for both reporting units as compared to the prior year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022.

The Company concluded that the changes in circumstances in the reporting units, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of November 30, 2022. The Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows and recorded an impairment charge of $100 million for Dr.Jart+ and $86 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets were recoverable. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+ and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair values of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair values of the Dr.Jart+ and Too Faced trademark intangible assets was the weighted-average cost of capital, which was 11% and 13%, respectively.

For the three and six months ended December 31, 2022, other intangible asset impairment charges were $207 million ($159 million, net of tax), with an impact of $.44 per common share in both periods.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended December 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$—	$1	$1	$1	$—
PCBA Program	1	—	4	3	8	6.02
Change in fair value of acquisition-related stock options	—	—	—	(4)	(4)	(4)	(.01)
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$1	$—	$4	$207	$212	$162	$.45

	Six Months Ended December 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$(2)	$3	$1	$1	$—
PCBA Program	6	(1)	6	3	14	10.03
Change in fair value of acquisition-related stock options	—	—	—	(3)	(3)	(3)	(.01)
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$6	$(1)	$4	$210	$219	$167	$.46

	Three Months Ended December 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(2)	$5	$5	$4	$.01
PCBA Program	1	(1)	7	3	10	8.02
Change in fair value of acquisition-related stock options	—	—	—	2	2	2.01
Total	$1	$1	$5	$10	$17	$14	$.04

	Six Months Ended December 31, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(1)	$8	$9	$7	$.02
PCBA Program	2	(2)	7	5	12	10.03
Change in fair value of acquisition-related stock options	—	—	—	2	2	2	—
Other income	—	—	—	(1)	(1)	(1)	—
Total	$2	$—	$6	$14	$22	$18	$.05

Results by Product Category (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
Skin Care	$4,486	$5,608	(20)%	(16)%	$951	$1,799	(47)%
Makeup	2,320	2,560	(9)	(5)	(21)	221	(100+)
Fragrance	1,382	1,408	(2)	4	310	341	(9)
Hair Care	340	328	4	7	(7)	10	(100+)
Other	28	29	(3)	3	(1)	3	(100+)
Subtotal	$8,556	$9,933	(14)%	(9)%	$1,232	$2,374	(48)%
Returns/charges associated with restructuring and other activities	(6)	(2)			(15)	(21)
Total	$8,550	$9,931	(14)%	(9)%	$1,217	$2,353	(48)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Six Months Ended December 31 2022 vs. 2021(2)
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
Skin Care	(16)%	—%	(4)%	(20)%
Makeup	(5)	—	(5)	(9)
Fragrance	14	(10)	(6)	(2)
Hair Care	7	—	(4)	4
Other	(3)	7	(7)	(3)
Subtotal	(8)%	(1)%	(5)%	(14)%
Returns associated with restructuring and other activities				—
Total	(8)%	(1)%	(5)%	(14)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

(2)Percentages are calculated on an individual basis

Results by Geographic Region (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
The Americas	$2,358	$2,494	(5)%	(6)%	$40	$636	(94)%
Europe, the Middle East & Africa	3,498	4,211	(17)	(13)	743	1,085	(32)
Asia/Pacific	2,700	3,228	(16)	(7)	449	653	(31)
Subtotal	$8,556	$9,933	(14)%	(9)%	$1,232	$2,374	(48)%
Returns/charges associated with restructuring and other activities	(6)	(2)			(15)	(21)
Total	$8,550	$9,931	(14)%	(9)%	$1,217	$2,353	(48)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Six Months Ended December 31 2022 vs. 2021(2)
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
The Americas	(3)%	(3)%	1%	(5)%
Europe, the Middle East & Africa	(12)	(1)	(4)	(17)
Asia/Pacific	(7)	—	(9)	(16)
Subtotal	(8)%	(1)%	(5)%	(14)%
Returns associated with restructuring and other activities				—
Total	(8)%	(1)%	(5)%	(14)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (the license terminations related to certain of the Company’s designer fragrances); as well as the impact of foreign currency translation.

(2)Percentages are calculated on an individual basis

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended December 31
	2022					2021			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$4,620	$1	$4,621	$282	$4,903	$5,539	$1	$5,540	(17)%	(11)%
Cost of sales	1,219	—	1,219	64	1,283	1,223	(1)	1,222
Gross profit	3,401	1	3,402	218	3,620	4,316	2	4,318	(21)%	(16)%
Gross margin	73.6%		73.6%		73.8%	77.9%		77.9%

Operating expenses	2,845	(211)	2,634	150	2,784	2,898	(15)	2,883	(9)%	(3)%
Operating expense margin	61.6%		57.0%		56.8%	52.3%		52.0%
Operating income	556	212	768	68	836	1,418	17	1,435	(46)%	(42)%
Operating income margin	12.0%		16.6%		17.1%	25.6%		25.9%

Provision for income taxes	135	50	185	17	202	298	3	301	(39)%	(33)%

Net earnings attributable to The Estée Lauder Companies Inc.	$394	$162	$556	$54	$610	$1,088	$14	$1,102	(50)%	(45)%
Diluted EPS	$1.09	$.45	$1.54	$.15	$1.69	$2.97	$.04	$3.01	(49)%	(44)%

	Six Months Ended December 31
	2022					2021			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$8,550	$6	$8,556	$458	$9,014	$9,931	$2	$9,933	(14)%	(9)%
Cost of sales	2,242	1	2,243	94	2,337	2,280	—	2,280
Gross profit	6,308	5	6,313	364	6,677	7,651	2	7,653	(18)%	(13)%
Gross margin	73.8%		73.8%		74.1%	77.0%		77.0%

Operating expenses	5,091	(214)	4,877	265	5,142	5,298	(21)	5,277	(8)%	(3)%
Operating expense margin	59.5%		57.0%		57.0%	53.3%		53.1%
Operating income	1,217	219	1,436	99	1,535	2,353	23	2,376	(40)%	(35)%
Operating income margin	14.2%		16.8%		17.0%	23.7%		23.9%

Other income	—	—	—	—	—	1	(1)	—
Provision for income taxes	278	52	330	24	354	500	4	504	(35)%	(30)%

Net earnings attributable to The Estée Lauder Companies Inc.	$883	$167	$1,050	$78	$1,128	$1,780	$18	$1,798	(42)%	(37)%
Diluted EPS	$2.45	$.46	$2.91	$.22	$3.13	$4.85	$.05	$4.90	(41)%	(36)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	December 31, 2022	June 30, 2022	December 31, 2021
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,725	$3,957	$4,603
Accounts receivable, net	1,932	1,629	2,079
Inventory and promotional merchandise	3,069	2,920	2,612
Prepaid expenses and other current assets	641	792	661
Total current assets	9,367	9,298	9,955
Property, plant and equipment, net	2,908	2,650	2,451
Operating lease right-of-use assets	1,847	1,949	2,102
Other assets	6,609	7,013	7,570
Total assets	$20,731	$20,910	$22,078

LIABILITIES AND EQUITY

Current debt	$260	$268	$272
Accounts payable	1,507	1,822	1,639
Operating lease liabilities	349	365	397
Other accrued liabilities	3,539	3,360	3,454
Total current liabilities	5,655	5,815	5,762
Long-term debt	5,111	5,144	5,259
Long-term operating lease liabilities	1,757	1,868	2,028
Other noncurrent liabilities	1,487	1,651	1,937
Total noncurrent liabilities	8,355	8,663	9,224
Redeemable noncontrolling interest	819	842	840
Total equity	5,902	5,590	6,252
Total liabilities and equity	$20,731	$20,910	$22,078

SELECT CASH FLOW DATA (Unaudited)

	Six Months Ended December 31
($ in millions)	2022	2021
Net earnings	$887	$1,785
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	359	364
Deferred income taxes	(31)	(43)
Impairment of other intangible assets	207	—
Other items	192	212
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(295)	(407)
Increase in inventory and promotional merchandise	(156)	(164)
Decrease (increase) in other assets, net	33	(57)
Increase (decrease) in accounts payable and other liabilities, net	(445)	156
Net cash flows provided by operating activities	$751	$1,846

Other Investing and Financing Sources (Uses):
Capital expenditures	$(419)	$(459)
Settlement of net investment hedges	138	58
Payments to acquire treasury stock	(257)	(1,428)
Dividends paid	(451)	(409)
Proceeds (repayments) of current debt, net	244	(4)
Repayments and redemptions of long-term debt, net	(258)	(10)

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